EXHIBIT 99.1

For Immediate Release

For more information: Susan Hoff
IRO & SVP Corp. Communications
(952) 947-2443
susan.hoff@bestbuy.com
Or Jennifer Driscoll
Director of Investor Relations
(952) 947-2350
jennifer.driscoll@bestbuy.com

Best Buy Second-Quarter Earnings Increase 10% to $85 Million, or $0.39 Per Share

Second Quarter				Six Months

This year	Last year	Last year pro forma[1]	Total Company performance summary ($ in millions, except per share amounts)	This year	Last year	Last year pro forma[1]

$4,164	$3,169	$3,569	Total company sales	$7,861	$6,133	$6,943
31%	18%	N/A	Total store sales % change	28%	21%	N/A
2.8%	5.1%	N/A	Comparable store sales change [2]	(0.1%)	7.2%	N/A
22.8%	20.5%	22.5%	Gross profit margin as % of sales	22.8%	20.5%	22.5%
19.2%	16.8%	19.2%	SG&A expenses as % of sales	19.8%	16.8%	19.2%
$0.39	$0.36	$0.33	Earnings per diluted share	$0.65	$0.70	$0.64
$(0.05)	N/A	$(0.03)	EPS impact of Musicland	$(0.11)	N/A	$(0.06)

1 Pro forma information reflects combined results of operations of Best Buy and Musicland, as though Musicland had been acquired at the beginning of the 2001 fiscal year, including amortization of goodwill.

2 Includes only sales at Best Buy stores open at least 14 months.

MINNEAPOLIS, Sept. 18, 2001 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $85 million, or $0.39 per diluted share, for the second quarter ended Sept. 1, 2001, up 10 percent compared with $77 million, or $0.36 per diluted share, in the second quarter of last year.

             “We saw continued gains in sales of higher-margin products, such as digital products,” said Best Buy Founder, Chairman & CEO Richard M. Schulze. “The combination of stronger-than-expected consumer interest, a more profitable sales mix and tight controls on spending drove our earnings well above expectations. Both Best Buy and Musicland produced bottom-line results that were ahead of plan. I’m pleased with our ability to deliver these results in such challenging economic times. However, our enthusiasm over our second-quarter results is tempered by the tragic events of last week. ”

             Total sales for the second quarter increased 31 percent to $4.2 billion from $3.2 billion a year ago. The sales increase reflected the addition of 66 Best Buy stores in the past 12 months, which brought the total to 439 stores, as well as the inclusion of sales from approximately 1,300 Musicland Group stores. Comparable store sales rose 2.8 percent amid strength in sales of entertainment software and digital products. “We benefited from consumer preference for our store format and our products,” Schulze added. “We anticipate that digital products, which reached 15 percent of sales at Best Buy stores in the second quarter, could represent 18 or 19 percent of sales in the fourth quarter.”

             Gross profit margins for the Company were 22.8 percent of sales in the quarter, up 2.3 percent of sales compared with last year’s second quarter. Sales in the entertainment software and consumer electronics product categories increased faster than sales in the home office category, which is principally made up of lower-margin personal computers. The inclusion of Musicland results in the current year increased the Company’s total gross profit margin by 1.4 percent of sales in the quarter.

             The SG&A expense rate was 19.2 percent of sales for the quarter versus 16.8 percent of sales in the second quarter of fiscal 2001. The inclusion of Musicland’s higher expense structure accounted for nearly the entire increase, adding 2.0 percent of sales to the SG&A rate in the quarter. In addition, the costs associated with operating more new stores increased the expense rate, although that was partially offset by productivity gains throughout the business. On a pro forma basis the SG&A expense rate was essentially flat compared to the prior year’s second quarter. Total operating income was 3.6 percent of sales for the quarter, equal to last year’s second-quarter rate, as operating gains at Best Buy stores were offset by lower operating margins at Musicland.

             Net interest expense was $10 million in the second quarter compared with net interest income of $9 million for the same period last year. The increase in costs was due to financing costs associated with the acquisitions of Musicland and Magnolia Hi-Fi, including an expense of $8.4 million (approximately 2 cents per share) related to the premium on $153 million of debt retired in August. In addition, the Company experienced lower yields on its investment portfolio.

             For the first six months, the Company’s total sales rose 28 percent to $7.9 billion, driven by the additional Best Buy stores and the inclusion of Musicland’s results. Comparable store sales were even with the prior year’s period, as strength in consumer electronics and entertainment software offset soft sales of desktop computers. Gross profit margins in the first six months rose by 2.3 percent of sales due to favorable changes in product mix as well as improved inventory control at Best Buy stores, and inclusion of Musicland results, which added 1.4 percent of sales.

SG&A expenses rose by 3.0 percent of sales. Musicland’s higher expense structure accounted for the majority of the increase, while the balance came from investments in new stores and infrastructure at Best Buy. Total Company operating income, impacted by Musicland’s lower operating margin, declined to 3.0 percent of sales. Year-to-date earnings per share totaled $0.65, which includes $0.11 cents per share of dilution from Musicland. The prior year’s earnings per share in the first half were $0.70.

             Darren Jackson, Senior Vice President – Finance and CFO, said, “It is premature to speculate on how consumers and the flow of product might be affected by the events of last week. We will monitor the situation closely and gauge our business carefully. Currently, we would expect comparable store sales to be flat to a positive 2 percent for the third quarter. We also would anticipate earnings per share in the range of 34 cents to 36 cents in the third quarter.”

Second Quarter		($ in millions)	Six Months

This year	Last year	Best Buy performance summary[1]	This year	Last year
$3,768	$3,169	Sales	$7,080	$6,133
2.8%	5.1%	Comparable store sales % change [2]	(0.1)%	7.2%
21.4%	20.5%	Gross profit margin as % of sales	21.4%	20.5%
17.2%	16.8%	SG&A expenses as % of sales	17.7%	16.8%
$157	$115	Operating income	$258	$224
4.2%	3.6%	Operating income as % of sales	3.6%	3.7%

[1]	Includes aggregation of results at all of the Company’s businesses other than Musicland.

2	Includes only sales at Best Buy stores open at least 14 months

.

             Total Best Buy store sales grew 19 percent to $3.8 billion on account of new store growth and a 2.8-percent comparable store sales gain in the quarter. The comparable store gains were broadbased, as sales increased in virtually every region of the country. During the second quarter, Best Buy opened nine new stores. The Company expects to open approximately 45 additional Best Buy stores during the current fiscal year.

             Gross profit margins at Best Buy stores improved by 0.9 percent of sales, reflecting a higher-margin product mix and strong inventory management. SG&A expenses rose by 0.4 percent of sales, due to depreciation of investments in infrastructure and the cost of operating additional new stores, offset by productivity gains. Operating income at Best Buy stores increased 37 percent to $157 million, or to 4.2 percent of sales. Average Best Buy store inventories decreased 4 percent compared with a year ago due to continued tight controls over purchases.

Second Quarter		($ in millions)	Six Months

This year	Last year pro forma	Musicland performance summary[1]	This year	Last year pro forma

$396	$400	Sales	$781	$810
(0.4)%	(1.1)%	Comparable store sales % change	(3.3)%	2.2%
35.9%	38.6%	Gross profit margin as % of sales	35.9%	37.7%
38.1%	38.2%	SG&A expenses as % of sales	38.4%	37.5%
$(9)	$2	Operating income (loss)	$(20)	$2
(2.3)%	0.4%	Operating income (loss) as % of sales	(2.6)%	0.2%

[1]	Pro forma results of operations of Musicland are presented as though it had been acquired at the beginning of the 2001 fiscal year and include amortization of goodwill.

             Musicland comparable store sales in the second quarter were essentially flat as double-digit gains in sales of entertainment software, including DVD movies and video gaming, were offset by continued softness in sales of prerecorded music. Musicland’s store count was unchanged. Gross profit margins declined by 2.7 percent of sales, as expected, as a result of a less favorable product mix, including reduced sales of higher-margin prerecorded music and higher sales of lower-margin DVD movies. SG&A expenses declined slightly, reflecting stringent cost control. Musicland’s financial results, which are seasonally slower in the first half of the year, produced an operating loss of $9 million. The segment’s results were slightly better than management’s expectations due to cost controls, synergies from the acquisition and lower-than-expected remerchandising costs. Musicland’s results also included approximately $4 million in goodwill amortization for the quarter.

             The Company will conduct a conference call for analysts, institutional investors and news media at 10 a.m. EDT today. Individuals may access the live call via the Internet on the Company’s Web site at www.BestBuy.com by clicking on the “About Us” link and then selecting the “Investor Relations” link. The call will be posted on the “Investor’s Overview.” Following the live event, the call will be posted on the Audio Archive page of Best Buy’s Web site and may be accessed at any time. Best Buy’s quarterly financial results and news releases can be found on the Internet at the Company’s Web site, www.BestBuy.com, or accessed via Business Wire’s Web site at www.businesswire.com.

             Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.
             Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is the nation’s No. 1 specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and commercial web sites under the names: Best Buy (BestBuy.com), Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com), and Suncoast (Suncoast.com). The Company reaches consumers through more than 1,700 retail stores nationwide, in Puerto Rico and in the U.S. Virgin Islands.

- Consolidated Statements Follow -

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	SECOND QUARTER			SIX MONTHS
	This year	Last year	Last year pro forma	This year	Last year	Last year pro forma

Revenues	$4,164	$3,169	$3,569	$7,861	$6,133	$6,943

Cost of goods sold	3,216	2,521	2,766	6,067	4,879	5,384

Gross profit	948	648	803	1,794	1,254	1,559

Selling, general & administrative expenses	800	533	685	1,556	1,030	1,333

Operating income	148	115	118	238	224	226

Net interest income (expense)	(10)	9	(2)	(9)	17	(4)

Earnings before income tax expense	138	124	116	229	241	222

Income tax expense	53	47	46	89	92	87

Net earnings	$85	$77	$70	$140	$149	$135

Net earnings per share
Basic	$0.40	$0.37	$0.34	$0.67	$0.72	$0.66

Diluted	$0.39	$0.36	$0.33	$0.65	$0.70	$0.64

Weighted number of shares (in millions)
Basic	210.5	207.1	207.1	209.7	205.6	205.6
Diluted	215.2	213.5	213.5	214.3	212.5	212.5

* The pro forma column presents the combined results of operations of Best Buy and Musicland for the quarter and six-month periods last year, as though the acquisition of Musicland had been completed as of the beginning of fiscal 2001 and includes the amortization of goodwill.

- Balance sheets follow -

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

	Sept. 1, 2001	Aug. 26, 2000

ASSETS
Current assets
Cash & cash equivalents	$961	$845
Receivables	236	201
Recoverable costs from developed properties	98	116
Merchandise inventories	2,092	1,457
Other current assets	116	57

Total current assets	3,503	2,676

Net property & equipment	1,558	889

Goodwill, net	376	-

Other assets	84	79

TOTAL ASSETS	$5,521	$3,644

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,058	$1,479
Accrued compensation & related expenses	142	114
Accrued liabilities	647	324

Total current liabilities	2,847	1,917

Long-term liabilities	273	141

Long-term debt	362	22

Shareholders' equity	2,039	1,564

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$5,521	$3,644

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